INSIDER TRADING POLICY
-and-
Guidelines with Respect to Certain Transactions in Securities
Inclusive of Policy Amendments Approved as of October 31, 2023

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Introduction

Rimini Street, Inc. (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (the “Policy”).
Legal Prohibitions on Insider Trading
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees, and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.
Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.
These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.
In addition, a company, as well as individual directors, officers, and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence, or control.
Detection and prosecution of insider trading
The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and both the NYSE and Nasdaq use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares have been successfully prosecuted.
Penalties for violation of insider trading laws and this Policy
Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:
•damages in a private lawsuit;
•disgorging any profits made or losses avoided;
•imprisonment for up to 20 years;
•criminal fines of up to $5 million for individuals and $25 million for entities;
•civil fines of up to three times the profit gained, or loss avoided;
•a bar against serving as an officer or director of a public company; and
•an injunction against future violations.
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Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.
Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability includes civil fines, as well as potential criminal fines and imprisonment.
Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.
Insider Trading Compliance Officer
Please direct any questions, requests, or reports as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer (the “Compliance Officer”), who is the Company’s GVP and Deputy General Counsel, Corporate & Corporate Secretary. The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may, from time to time, select others to assist with the execution of his or her duties (including the pre-clearance of trades).
Reporting violations
It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. You may anonymously report violations or suspected violations of this Policy by submitting an online form via the Company’s Compliance Portal at https://riministreet.i-sight.com/portal or by calling the anonymous ethical violation hotline number at 844-754-3342 . If you want to make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue. If you do not wish to remain anonymous, please contact the Company’s GVP and Deputy General Counsel, Corporate & Corporate Secretary at Rimini Street, Inc., 6601 Koll Center Parkway, Suite 300, Pleasanton, California 94566 or by email at legal@riministreet.com.
Personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.
Persons and Transactions Covered by this Policy

Persons covered by this Policy
This Policy applies to all directors, officers, employees, and agents (such as consultants and independent contractors) of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence,

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direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.
Types of transactions covered by this Policy
Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities (including distributions of securities by a venture or other investment fund to its constituent equity holders). This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales, and certain decisions with respect to participation in benefit plans. In addition, this Policy applies to pledging securities as collateral for loans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws, or this Policy based on the size of the transaction.
Responsibilities regarding the nonpublic information of other companies
This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies with which the Company does business or otherwise interacts such as the Company’s distributors, vendors, customers, collaborators, suppliers, and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of such other companies.
Applicability of this Policy after your departure
This Policy continues to apply to transactions in Company securities even after termination of service to the Company. You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. If you are aware of material nonpublic information when your service to the Company terminates, you may not trade in Company securities until that information has become public or is no longer material. Please refer to the section of this Policy entitled “Material Nonpublic Information” for additional guidance. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period, unless given specific pre-clearance to trade by the Compliance Officer (or his/her delegate, who will be identified in periodic emails from the Compliance Officer/the Legal Department).
No exceptions based on personal circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
Material Nonpublic Information

“Material” information
Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be

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expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to:
•Financial results, financial condition, earnings pre-announcements, guidance, projections, or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs, or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers, or other business partners;
•Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant litigation, legal or regulatory developments, whether actual or threatened;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, imminent distribution of venture investors’ holdings to limited partners, modification to the rights of security holders or notice of delisting;
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
•The existence of a special blackout period; and
•Major personnel changes, such as changes in senior management or lay-offs.
If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.
“Nonpublic” information
Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least one full trading day (see definition below) has elapsed after the information is broadly disseminated to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.
The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.
For example, in general, if the Company issues its earnings release on a Wednesday afternoon, then Thursday would be the next full trading day, and you would not be able to trade in the Company’s securities again until that Friday.

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Policies Regarding Material Nonpublic information

Confidentiality of nonpublic information
The unauthorized use or disclosure of nonpublic information relating to the Company or other companies with which it does business or otherwise interacts is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.
You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company with which it does business or otherwise interacts unless required by law or pursuant to the Company’s Policy Regarding Reporting of Accounting and Audit Matters, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are expressly authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (for example, entering into an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Compliance Officer.
In addition, all officers, employees, and agents of the Company are required to comply with any confidential information or invention assignment agreement with the Company to which they are subject.
No trading on material nonpublic information
Except as discussed in the section entitled “Limited Exceptions” below, you may not, directly, or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.
Similarly, you may not engage in transactions involving the securities of any other company with which the Company does business or otherwise interacts if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions” below). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction /with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.
No disclosing material nonpublic information for the benefit of others
You may not disclose material nonpublic information concerning the Company or any other company with which it does business or otherwise interacts to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, blogs, investor forums or chat rooms where companies and their prospects are discussed.

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Obligation to disclose material nonpublic information to the Company
You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions”, unless you have disclosed, as provided in this Policy, any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Company’s GVP and Deputy General Counsel, Corporate & Corporate Secretary. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the Board of Directors, before any transaction is permissible.
Responding to Outside inquiries for information
In the event you receive an inquiry for information from someone outside of the Company, such as a stock analyst, you should refer the inquiry to the Company’s Chief Executive Officer, Chief Financial Officer, GVP and Deputy General Counsel, Corporate & Corporate Secretary or Vice President of Investor Relations. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. Additionally, in an effort to prevent unauthorized disclosure of material nonpublic information, you are prohibited from posting or responding to any third-party posting on or in any form of social media (including, without limitation, Twitter/X, Facebook, Instagram, Tumblr, Reddit, Snapchat, WhatsApp, Telegram, TikTok, etc., as well as any internet message board, chat room, discussion group or similar forum) with respect to the Company that includes any information not made public by the Company. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s External Communications Policy for more details.
Timing of Certain Option Awards in Relation to the Disclosure of Material Nonpublic Information About the Company

The Compensation Committee of the Company’s Board of Directors grants equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a pre-determined future date. Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of a predetermined future date. As a matter of best practices, the Company does not intend to grant equity compensation awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s common stock, such as a significant positive or negative earnings announcement. Similarly, the Company does not intend to time the release of material nonpublic information based on equity compensation award grant dates. In furtherance of the above, effective as of July 31, 2023, it is the Company’s policy not to award stock options to executive officers subject to the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the period beginning four business days before the filing with the SEC of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing with the SEC of a current report on Form 8-K that discloses material nonpublic information (other than a Current Report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form), and ending one business day after the filing or furnishing of such report. It should be noted, however, that because Company equity compensation awards are typically subject to time-based vesting requirements of no less than once per year, the longer-term impact of any increase or decrease in the price of the Company’s common stock immediately following the date of grant is subject to inherent uncertainty.

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Trading Blackout Periods

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan (if such securities are offered as an investment option under the 401(k) plan).
It is important to note that whether or not you are subject to special blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.
Special blackout periods
From time to time, the Company may also prohibit directors, officers, some or all employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. However, special blackout periods may be declared by the Company for any reason.
The Company’s Legal Department will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company’s Legal Department may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, nor may the person disclose to other persons that he or she is subject to a special blackout period or is otherwise restricted from trading in the Company’s securities.
Quarterly blackout periods
Except as discussed in the section entitled “Limited Exceptions” below, all directors, executive officers, and other employees (and agents identified by the Company) must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. The Company’s Legal Department will notify those persons subject to quarterly blackout periods and will send periodic notifications announcing the beginning and ending dates of the Company’s quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods shall begin at the start of trading on the 10th day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter, whether by earnings release or the filing of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Regulation BTR blackouts
Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling, or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the
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Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability.
The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
No “safe harbors”
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
Pre-Clearance of Trades

Except as discussed in the section entitled “Limited Exceptions” below, directors and executive officers should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer (or his/her delegate, who will be identified in periodic emails from the Compliance Officer/the Legal Department). In addition, the Company has determined that certain other employees and agents of the Company who may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer or his/her delegate. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Company’s Chief Financial Officer, or his/her delegate has pre-cleared the transaction. Individuals subject to pre-clearance requirements are listed on Schedule I. From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise Schedule I as appropriate.
These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals who have regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, the liability and reporting provisions of Section 16 under the Exchange Act and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer (or his/her delegate) that you are not in possession of material nonpublic information.
The Compliance Officer (or his/her delegate) is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
Additional Restrictions and Guidance

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

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Short sales
Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.
Derivative securities and hedging transactions
If you are required to comply with Section 16 of the Exchange Act or the pre-clearance requirements under this Policy (i.e., if you are listed on Schedule I or Schedule II), you are prohibited from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans, including exercises thereof and purchases of the underlying shares, or other compensatory arrangements with the Company are not subject to this prohibition.
Even if you are not prohibited from engaging in derivatives transactions, you should exercise caution when doing so. Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.
Using Company securities as collateral for loans
If you are required to comply with Section 16 of the Exchange Act or the pre-clearance requirements under this Policy (i.e., if you are listed on Schedule I or Schedule II), you may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from pledging Company securities as collateral for loans, you should exercise caution when doing so.
Holding Company securities in margin accounts
If you are required to comply with Section 16 of the Exchange Act or the pre-clearance requirements under this Policy (i.e., if you are listed on Schedule I or Schedule II), you may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from holding Company securities in margin accounts, you should exercise caution when doing so.

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Placing open orders with brokers
Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.
Limited Exceptions

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.
Transactions pursuant to a trading plan that complies with SEC rules
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (1) specify the amount, price and date of the transaction, (2) specify an objective method for determining the amount, price and date of the transaction and/or (3) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.
Transactions made pursuant to a written trading plan that complies with the affirmative defense set forth in Rule 10b5-1 and is approved by the Compliance Officer (or his/her delegate, who will be identified in periodic emails from the Compliance Officer/the Legal Department) are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Compliance Officer (or his/her delegate) may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. Therefore, you must confer with the Compliance Officer (or his/her delegate) prior to entering into any trading plan.
The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your personal legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy.
Trading plans must be filed with the Compliance Officer (or his/her delegate) and must be accompanied with a certificate signed by the person adopting the trading plan that affirmatively states that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company and gives the Company express permission to publicly disclose information regarding the trading plan. For more information on 10b5-1 trading plans, please refer to the Company’s “Rule 10b5-1 Trading Plan Guidelines” policy.

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Receipt and vesting of stock options, restricted stock units, restricted stock, and stock appreciation rights
The trading restrictions under this Policy do not apply to the grant or award to you of stock options, restricted stock units, restricted stock, or stock appreciation rights by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock, or stock appreciation rights in accordance with applicable plans and agreements. However, the trading restrictions do apply to any subsequent sales of any such securities.
Exercise of stock options for cash
The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (1) the sale of any securities issued upon the exercise of a stock option, (2) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (3) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Purchases from the employee stock purchase plan
This Policy does not restrict automatic purchases of stock through payroll deductions under any employee stock purchase plan maintained by the Company (an “ESPP”) resulting from contributions of money to the ESPP pursuant to an election made at the time of enrollment. It does, however, apply to decisions to begin to participate in an ESPP or to change one’s level of participation in an ESPP, as well as to sales of stock that were purchased pursuant to an ESPP. Additionally, you should not base your decision to participate in an ESPP, or your decision to change your ESPP elections, on insider information.
Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Bona fide gifts and inheritance
The trading restrictions under this Policy do not apply to bona fide gifts involving Company securities or transfers by will or the laws of descent and distribution; however, insider trading prohibitions may apply to gifts of Company securities, so they should not be made while you are in possession of material non-public information.
Change in form of ownership
Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
Other exceptions
Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

GOV-014, Rev. 8	Effective Date: 07/31/2023

Compliance with Section 16 of the Exchange Act

Obligations under Section 16
Section 16 of the Exchange Act, and the related rules and regulations, set forth (1) reporting obligations, (2) limitations on “short-swing” transactions and (3) limitations on short sales and other transactions applicable to directors, officers, large stockholders and certain other persons.
The Board of Directors of the Company has determined that the persons specified as Section 16 insiders on Schedule II are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company. The Compliance Officer may amend Schedule II from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees, and any promotions, demotions, resignations, or departures.
Schedule II may not necessarily contain an exhaustive list of persons subject to Section 16 requirements at any given time. Even if your position is not listed on Schedule II, you may be subject to Section 16 reporting obligations because of your stockholdings, for example.
Notification requirements to facilitate Section 16 reporting
To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.
Personal Responsibility
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.
Policy Availability; Amendments

Availability of Policy
This Policy will be made available to all directors, officers, employees, and agents of the Company when they commence service with the Company. Each director, officer, employee, and agent of the Company is required, if requested, to acknowledge that he or she understands, and agrees to comply with, this Policy.
Amendments
Any changes or amendments to this Policy must be approved by the Company’s Board of Directors with the exception of non-substantive changes/amendments to update (i) the titles of any executive officer or member of senior management identified by title herein, (ii) the name of any regulatory agency identified herein or (iii) any United States Federal or any international statute (or rules or regulations promulgated thereunder) referenced herein, which changes/amendments may be approved by the Company’s President and Chief Executive Officer upon the recommendation of the Company’s Legal Department.

GOV-014, Rev. 8	Effective Date: 07/31/2023

Page | 16
Ancillary Documents
Attached as Schedule III are forms of various ancillary documents that may be used from time to time in connection with the matters discussed in this Policy. The Compliance Officer (or his/her delegate) may amend, alter, substitute, or terminate any of these ancillary documents at any time and for any reason, subject to applicable law.

GOV-014, Rev. 8Effective Date: 07/31/2023

Schedule I

Individuals Subject to Pre-Clearance Requirements
•All Directors (Members of the Board of Directors)
•All Section 16 Executive Officers
•All Senior Vice Presidents
•All Executive Vice Presidents
•All Finance Department Personnel
•All Sales Operations Personnel
•All IT System Administrators
•All Legal Department Personnel
•All Ethics & Compliance Department Personnel
•All Global Security and Internal Audit Personnel
•All Group Vice Presidents and Vice Presidents

GOV-014, Rev. 8	Effective Date: 07/31/2023

Schedule II

Individuals Subject to Section 16 Reporting and Liability Provisions
•All Directors (Members of the Board of Directors)
•The Following Executive Officers:
oPresident, Chief Executive Officer and Chairman of the Board
oExecutive Vice President and Chief Financial Officer
oExecutive Vice President and Chief Recurring Revenue Officer
oExecutive Vice President & Chief Client Officer
oChief Information Officer & Executive Vice President, Global Shared Services
oChief Product Officer & Executive Vice President, Global Transformation

GOV-014, Rev. 8	Effective Date: 07/31/2023

Schedule III

Forms of Ancillary Documents Under the Policy

GOV-014, Rev. 8Effective Date: 07/31/2023

Rimini Street, Inc. Form of Pre-Clearance Certification for Securities Transactions

I, [NAME], hereby certify the following regarding my proposed transaction in Rimini Street, Inc. (the “Company”) securities:

1.Open Trading Window/No Blackout Period in Effect: The proposed transaction will only be made during an open trading window and will not be made during a quarterly or special trading blackout period implemented in accordance with the Company’s Insider Trading Policy.

2.Compliance with the Company’s Insider Trading Policy: The proposed transaction is not prohibited under the Company’s Insider Trading Policy.

3.Compliance with Rule 10b-5 under the Securities Exchange Act of 1934: I am aware that open market transactions in Company securities are prohibited if I am in possession of any material, nonpublic information about the Company that has not been adequately disclosed to the public.

4.Opportunity to Ask Questions: In the course of submitting my PreClearance request, I have discussed with a member of the Company’s Legal Department any information known to me about the Company that may be material.

5.Regulation BTR Compliance: There is no pension fund blackout period (as defined under Regulation BTR) in effect.

6.Purpose of PreClearance Procedures: I understand that obtaining PreClearance is not a defense to a claim of insider trading and does not excuse me from otherwise complying with applicable insider trading laws and the Company’s Insider Trading Policy. I further understand that PreClearance of a transaction does not constitute an affirmation by the Company/the Company’s Legal Department that I am not in possession of material, nonpublic information about the Company.

7.Trading Blackouts: While PreClearance requests are generally approved for the entire open trading window, I understand that the Company reserves the right to close the trading window/impose a trading blackout on all or any group of employees/directors at any time.

The following items are only applicable to Company executive officers and members of the Company’s Board of Directors (i.e., persons who are required to file ownership reports with the SEC under Section 16 of the Securities Exchange Act of 1934)
8.Section 16 Compliance/No “Short-Swing” Transaction Liability: The proposed transaction will not give rise to any potential liability under Section 16 of the Securities Exchange Act of 1934 as a result of matched past (or intended future) transactions.

9.Compliance with Section 16 Reporting Requirements: A Form 4 (or, if applicable, a Form 5) has been or will be completed and will be timely electronically filed with the SEC.

10.Rule 144 Compliance:
a.The “current public information” requirement has been met (i.e., the Company has filed all Forms 10-Q, 10-K and other relevant reports with the SEC during the past 12 months).
b.The securities that I am proposing to trade are not restricted (or, if the securities are restricted, I have met the applicable holding period).
c.The proposed transaction will not exceed the volume limitations under Rule 144 (greater of (i) 1% of the outstanding securities of the same class or (ii) the average weekly trading volume of the securities during the last four weeks), and I am not part of an “aggregated group.”
d.The “manner of sale requirements” will be met (either an unsolicited “brokers’ transaction,” a transaction directly with a market maker, or a “riskless principal transaction”).
e.A Form 144 has been or will be completed and will be timely electronically filed with the SEC.

GOV-014, Rev. 8	Effective Date: 07/31/2023

Memorandum

To:    All directors, officers, employees, consultants, contractors and other agents of Rimini Street, Inc.
From:    Rimini Street, Inc.
Date:    ____________________
Re:    Insider Trading Policy

Attached is a copy of our policy relating to transactions involving company securities by our directors, officers, employees, and agents (including consultants and contractors). As described in the policy, violations of insider trading laws can result in significant civil and criminal liability. Accordingly, please carefully review the materials provided.
After reading the policy, please sign the receipt and acknowledgement at the bottom of this memorandum and return it to _____________________, [Position] _________________.
If you have any questions about the policy or insider trading laws generally or about any transaction involving the securities of the company, please contact the Company’s Legal Department.
Attachment(s):
Receipt and Acknowledgement
•I have received and read the Insider Trading Policy.
•I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.
•I understand and agree to comply with the Insider Trading Policy.
•I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination for cause of my employment or other service relationship with the company as well as any other appropriate discipline.
•I understand and agree that the company may give stop transfer and other instructions to the company’s transfer agent with respect to transactions that the company considers to be in contravention of the Insider Trading Policy.

Signature        Date

Print Name

GOV-014, Rev. 8	Effective Date: 07/31/2023

Off-Boarding Memorandum1

To:    All departing directors, officers, employees, consultants, contractors and other agents of Rimini Street, Inc.

From:    Rimini Street, Inc.

Re:    Continued Applicability of Insider Trading Policy after Termination of Service to Rimini Street, Inc.

As you are likely aware, the antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees, and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

In furtherance of promoting compliance with securities laws and regulations regarding insider trading and related topics, the Company maintains an Insider Trading Policy (the “Policy”). The Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers, and competitors. The Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.

The Policy continues to apply to transactions in Company securities even after termination of service to the Company. You are expected to comply with the Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy.

Acknowledgement

•I acknowledge and agree that if I am in possession of material nonpublic information when my service to the Company officially terminates, I may not trade in Company securities until that information has become public or is no longer material.
•I understand that violations of insider trading laws can result in significant civil and criminal liability and that the ultimate responsibility for complying with the Policy and applicable laws and regulations rests with me.
•I acknowledge and agree that I will consult with my personal legal and financial advisors, as needed, if I have any questions about my continued compliance with securities laws and regulations regarding insider trading and related topics.

Signature        Date

Print Name
1 This Memorandum should be distributed as part of the Company’s off-boarding procedures and, whenever possible, an acknowledgment of its contents should be obtained from departing Company employees/directors/agents/contractors.

GOV-014, Rev. 8	Effective Date: 07/31/2023